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                                                                   EXHIBIT 10.16

                               SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT ("Agreement") is made as of December 13th, 2004, by and between Caribou Coffee Company, Inc., 3900 Lakebreeze Avenue North, Minneapolis, MN 55429 ("Employer" or the "Company") and Janet Astor, 9763 Cupola Lane, Eden Prairie, MN 55347 ("Employee").

WHEREAS, Employer has offered an employment position to Employee as Vice President of Real Estate and Store Development, pursuant to the offer letter, dated November 29, 2004 (the "Offer Letter"); and

WHEREAS, Employee has accepted Employer's offer of employment pursuant to the Offer Letter, subject to Employer's agreement to provide a severance arrangement as set forth in this Agreement; and

WHEREAS, Employee will commence her employment on December 13, 2004.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1. Term. This Agreement shall run for a period of two (2) years commencing on December 13, 2004.


2. Triggering Termination. In consideration of Employee's agreement to accept employment pursuant to the terms of the Offer Letter, Employer agrees that in the event of a Triggering Termination (as defined below) of Employee during the Term of this Agreement, then in addition to all other compensation due and payable to Employee as of the date of such termination, Employer agrees to pay the Severance Payment to Employee, subject to the conditions contained in Paragraph 6 herein. For purposes of this Agreement a Triggering Termination shall be a termination that is not For Cause or is Involuntary (as defined below). The parties understand and agree that no Severance Payment shall be due or payable hereunder unless Employee's termination is a Triggering Termination and Employee complies with Paragraph 6 herein.

3. For Cause. For purposes of this Agreement, "For Cause" means:

(i) the Employee has engaged in gross negligence or gross misconduct, including willful and material failure to perform the Employee's duties as an officer or employee of the Company and, in the event that the gross negligence or gross misconduct is capable of being cured, Employee's failure to cure such default within thirty (30) days after receipt of written notice of default from the Company;

(ii) the Employee has committed fraud, misappropriation, breach of fiduciary duty, or embezzlement in connection with the Company's business;



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(iii) the Employee has committed any criminal felony;

(iv) Employee's abandonment of her employment with the Company;

(v) If, during the first year of this Agreement, Employee becomes unable (as determined by the Company in good faith) to regularly perform her duties hereunder by reason of illness or incapacity for a period of more than three (3) consecutive months; or

(vi) If, during the second year of this Agreement, Employee becomes unable (as determined by the Company in good faith) to regularly perform her duties hereunder by reason of illness or incapacity for a period of more than six (6) consecutive months.

4. Constructive Termination. The parties agree that a termination shall be deemed "Involuntary" in the event that:

(i) the Company has breached any provision of this Agreement and, in the event that the breach is capable of being cured, Employer's failure to cure such breach within thirty (30) days after receipt of written notice of default from Employee;

(ii) the Company significantly and adversely changes the terms of Employee's employment from those set forth in the Offer Letter and, in the event that the changes are capable of being cured or remedied, Employer's failure to cure or remedy such changes within fifteen (15) days after receipt of written notice of default from Employee; or

(iii) the Company requires Employee to relocate her employment outside of the seven-county metro area of Minneapolis/St. Paul.

5. Severance Payment. The Severance Payment shall be an amount equal to six months of the Employee's salary, calculated at the rate of $190,000 per year or Employee's base salary at the time of termination, whichever is greater. The Severance Payment shall be paid, at Employer's option, in a lump sum at the time of termination or in bi-weekly installments in accordance with Employer's normal compensation schedule. The Severance Payment shall be subject to all applicable employee withholding taxes, and Employee will be responsible for all applicable taxes associated with the Severance Payment.

6. Release. In the event of a Triggering Termination, Employer shall only be required to make the Severance Payment if and only after Employee signs the Release attached hereto as Exhibit A on or within 21 days following her last date of employment and does not rescind the Release within 15 days after signing it.

7. Notices. All notices, demands and communications required, desired or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date received, if delivered personally, or on the third day after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to


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the parties at the addresses set forth below or to such other person at such location as either party hereto may subsequently designate in a similar manner.

8. Construction of Agreement. This Agreement shall be interpreted, construed and governed by and under the laws of the State of Minnesota, and the parties unconditionally submit to the jurisdiction of the courts located in the State of Minnesota in all matters relating to or arising from this Agreement.

9. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no understandings, representations or warranties of any kind between the parties except as expressly set forth herein. This Agreement may not be modified except by a writing duly signed by both parties hereto.

10. Employee's Breach of Employee Non-Disclosure, Non-Compete and Non-Solicitation Agreement. To the extent that Employee has breached an obligation contained in Employee's Non-Disclosure, Non-Compete and Non-Solicitation Agreement ("Employee Agreement"), including and without limitation Sections 2, 4, 5 or 6 of the Employee Agreement, all amounts paid to Employee under this Agreement will be forfeited and returned to Employer as part of Employer's remedy, and no additional payments shall be made to Employee under this Agreement. This remedy is in addition to, and not in lieu of, any remedies available under the Employee Agreement

11. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement, with the exception of any claim, counterclaim or controversy arising out of or relating to Section 10 herein, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. A single arbitrator shall be selected by the parties or their representatives, if they can agree, otherwise, as provided in Chapter 572 Minnesota Statutes (the "Act"), as the Act is amended at the time of submission of the issue to arbitration. The arbitration award shall be subject to review only in the manner provided in the Act. The arbitrator(s) shall award the prevailing party its costs and reasonable attorney's fees which shall be paid by the non-prevailing party. Any arbitration proceeding will take place in Minneapolis or St. Paul, Minnesota and will be governed by the Minnesota Rules of Civil Procedure. All discovery must be completed no later than twenty (20) days before the hearing date and the arbitration proceeding must be completed within ninety days (90) days of the commencement of the arbitration proceedings. The arbitrator(s) will decide any pre-hearing motions.

The parties hereto have executed this Agreement as of the date first set forth above.

"EMPLOYER"
CARIBOU COFFEE COMPANY, INC.                    "EMPLOYEE"



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/s/                                        /s/ Janet D. Astor
--------------------------------           ------------------------------------
By:                                        Janet Astor
Its: VP of HR 12-14-04


                                    EXHIBIT A

                             RELEASE BY JANET ASTOR

DEFINITIONS. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

         A. I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

         B. CARIBOU means CARIBOU COFFEE COMPANY, INC., any company related to CARIBOU COFFEE COMPANY, INC. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of CARIBOU COFFEE COMPANY, INC.

         C. Company means Caribou, the present and past officers, directors, committees, shareholders, and employees of Caribou; the present and past fiduciaries of any employee benefit plan sponsored or maintained by Caribou (other than multi-employer plans); the attorneys for Caribou; and anyone who acted on behalf of Caribou or on instructions from Caribou.

         D. Severance Agreement means the Severance Agreement between Caribou and me dated December __, 2004, including all of the documents attached to the Severance Agreement.

         E. My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:

                  1. all claims arising out of or relating to my employment with Caribou or the termination of that employment;

                  2. all claims arising out of or relating to the statements, actions, or omissions of the Company;

                  3. all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. Section 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the


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                           Worker Adjustment and Retraining Notification Act,
                           the Minnesota Human Rights Act, the Fair Credit Reporting Act, and workers' compensation non-interference or non-retaliation statutes (such as Minn. Stat. Section 176.82);

                  4. all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a "whistleblower"; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment;
                           retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

                  5. all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

                  6. all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

                  7.       all claims for attorneys' fees, costs, and interest.

                  However, My Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, or any claims for indemnification under the charter documents of the Company or under any applicable state or federal statute.

AGREEMENT TO RELEASE MY CLAIMS. I will receive consideration from Caribou as set forth in the Severance Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Caribou if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. Even though Caribou will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.


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ADVICE TO CONSULT WITH AN ATTORNEY. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

PERIOD TO CONSIDER THE RELEASE. I understand that I have 21 days following my last day of employment with the Company to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.

MY RIGHT TO RESCIND THIS RELEASE. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

PROCEDURE FOR ACCEPTING OR RESCINDING THE RELEASE. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Caribou by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Caribou by hand or by mail within the 15-day rescission period. All deliveries must be made to Caribou at the following address:

                                Karen McBride
                                Vice President of Human Resources
                                Caribou Coffee Company, Inc.
                                3900 Lakebreeze Avenue North
                                Minneapolis, MN 55429

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; and (2) properly addressed to Caribou at the address stated above.

INTERPRETATION OF THE RELEASE. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

MY REPRESENTATIONS. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Caribou. No child support orders, garnishment orders, or other orders requiring that money owed to me by Caribou be paid to any other person are now in effect


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I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Severance Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Letter Agreement to be legally binding.





Dated:
       -------------------------                ------------------------------
                                                           Janet Astor




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